Exhibit 4.6

iSTAR FINANCIAL INC.

6.500% NOTES DUE 2013

SUPPLEMENTAL INDENTURE NO. 15

(containing amendments to Supplemental

Indenture No. 4, as defined herein)

Dated as of January 9, 2007

US BANK TRUST NATIONAL
ASSOCIATION

Trustee

SUPPLEMENTAL INDENTURE NO. 15, dated as of January 9, 2007 between iStar Financial Inc., a Maryland corporation (the “Company”), and US Bank Trust National Association, as trustee (the “Trustee”).

The Company has heretofore delivered to the Trustee an Indenture dated as of February 5, 2001 (the “Indenture”), a form of which has been filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 333-124795), providing for the issuance from time to time of debt securities of the Company, as well as a Fourth Supplemental Indenture to the Indenture, dated December 12, 2003 (“Supplemental Indenture No. 4”), relating to the issuance of the Company’s 6.500% Senior Notes due 2013 (the “2013 Notes”), which has been filed with the SEC as an exhibit to the Company’s Form 8-K filed on December 12, 2003.

The Board of Directors of the Company has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture.

Pursuant to a Consent Solicitation Statement, dated December 20, 2006 (the “Consent Solicitation”), the Company solicited consents from the holders of the 2013 Notes to amend the Indenture, as supplemented by Supplemental Indenture No. 4 (the “Amendments”).   The Company certifies to the Trustee that it has received consents from a majority of the holders of the 2013 Notes to the Amendments.

Therefore, the Company and the Trustee desire to enter into this Supplemental Indenture No. 15, for the benefit of each other and for the equal and ratable benefit of the Holders of the 2013 Notes, to give effect to the Amendments.

NOW, THEREFORE, IT IS AGREED:

ARTICLE ONE

DEFINITIONS

Section 1.01.  Defined Terms.  Capitalized terms used in this Supplemental Indenture shall have the meanings ascribed to them in the Indenture, as supplemented by Supplemental Indenture No. 4, in the case of the 2013 Notes, and as amended by the Amendments.

ARTICLE TWO

AMENDMENTS

Section 2.01.  Amendments.  Article 1 “Definitions and Incorporation By Reference” and Article 4 “Covenants” of Supplemental Indenture No. 4 are hereby amended and restated in their entirety as set forth in Annex A and Annex B hereto.

Section 2.02.  Inapplicable References Deleted.  References to (i) sections and (ii) defined terms throughout Supplemental Indenture No. 4 that are no longer relevant as a result of the Amendments shall be deemed deleted.

ARTICLE THREE

MISCELLANEOUS

Section 3.01.  Operative Amendments.  Although this Supplemental Indenture No. 15 is dated as of January 9, 2007, and will become effective when it is executed, this Supplemental Indenture will not become operative until the Company accepts and pays for all consents tendered pursuant to the Consent Solicitation.

Section 3.02.  Supplement to Supplemental Indenture No. 4.  This Supplemental Indenture No. 15 is executed and shall be construed as an indenture supplemental to the Indenture, as supplemented and modified hereby, is in all respects ratified and confirmed, and the Indenture, as so supplemented and modified, shall be read, taken and construed as one and the same instrument.

Section 3.03.  Binding Effect.  All of the covenants, promises, stipulations and agreements of the Company contained in this Supplemental Indenture No. 15, and in Supplemental Indenture No. 4, as supplemented and modified by this Supplemental Indenture No. 15, will bind the Company and its successors and assigns and will inure to the benefit of the Trustee and its successors and assigns.  In the event of any assignment or transfer by the Trustee of the Indenture, as supplemented and modified by this Supplemental Indenture No. 15, the term “Trustee,” as used in the Indenture, as so supplemented and modified, will be deemed to mean any such assignee or transferee.

Section 3.04.  Execution and Delivery.  The Company shall execute and deliver any other documents or agreements, and take any other actions, at its own cost and expense, which the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under this Supplemental Indenture No. 15.

Section 3.05  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture No. 15 or the due execution thereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof.

Section 3.06.  Governing Law.  This Supplemental Indenture No. 15 shall be governed by and construed in accordance with the laws of the State of New York but without giving effect to any principles of conflicts of law to the extent they would require the application of the laws of another jurisdiction.

Section 3.07.  Counterpart Originals.  This Supplemental Indenture No. 15 may be executed in any number of counterparts, each of which counterparts will for all purposes be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

[Signatures on following page]

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SIGNATURES

Dated as of January 9, 2007

iSTAR FINANCIAL INC.

	By:	/s/ Catherine D. Rice
Name: Catherine D. Rice
Title: Chief Financial Officer

US BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

	By:	/s/ Paul Scmalzel
Name: Paul Scmalzel
Title: Vice President

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Annex A

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.          Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Supplemental Indenture in accordance with Section 2.02 and 4.07.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Acquisition” means: (1) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company; or (2) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any Subsidiary of the Company (including any sale and leaseback transaction) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of:

(1)           any Capital Stock of any Subsidiary of the Company; or

(2)           any of the Company’s or its Subsidiaries’ other property or assets other than sales of loan-related assets made in the ordinary course of the Company’s real estate lending business and other asset sales made in the ordinary course of the Company’s business.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means:

(1)           with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2)           with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, in each case as in effect from time to time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Supplemental Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, and includes, without limitation, all series and classes of such common stock.

“Company” means iStar Financial Inc. and any and all successors thereto that become a party to this Supplemental Indenture in accordance with its terms.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)           Consolidated Net Income; and

(2)           to the extent Consolidated Net Income has been reduced thereby:

(a)           all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company’s assets);

(b)           Consolidated Interest Expense; and

(c)           depreciation, depletion and amortization;

all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)           any asset sales or other dispositions or any asset originations, asset purchases, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.  If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)           Consolidated Interest Expense; plus

(2)           the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under this Supplemental Indenture, its Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)           the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2)           to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)           after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto (including gains and losses from the sale of corporate tenant lease assets);

(2)           after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company’s assets;

(3)           the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4)           the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

(a)           to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person (other than a Subsidiary described in clause (4) above), by such other Person; or

(b)           that the referent Person’s share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

(5)           any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature;

(6)           income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued, but not including revenues, expenses, gains and losses relating to real estate properties sold or held for sale, even if they were classified as attributable to discontinued operations under the provisions of SFAS No. 144); and

(7)           in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Net Worth”  of any Person means the consolidated stockholders’ equity of such Person, as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person’s Consolidated Subsidiaries not owned, directly or indirectly, by such Person.

“Consolidated Subsidiary” means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 or such other address as to which the Trustee may give notice to the Company.

“Currency Agreements” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Supplemental Indenture.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Credit Agreements” mean: (1) the Credit Agreement dated as of July 26, 2001, between the Company, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as agent; (2) the Amended and Restated Credit Agreement dated as of December 28, 2000 between SFI II, Inc. and Greenwich Capital Markets, Inc., as lender; (3) the credit facility between

Deutsche Bank AG, New York Branch, and iStar DB Seller LLC, dated as of January 11, 2001; (4) the credit facility, dated as of August 12, 1998, between Lehman Brothers Holdings, Inc. and SFT Whole Loan A, Inc.; and (5) the Master Repurchase Agreement dated September 30, 2002 between Goldman Sachs Mortgage Company and iStar Finance Sub V LLC, in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by Section 4.07 hereof) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Fitch” means Fitch Ratings or any successor rating agency.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.  For the avoidance of doubt, revenues, expenses, gains and losses that are included in results of discontinued operations because of the application of SFAS No. 144 will be treated as revenues, expenses, gains and losses from continuing operations.

“Global Note Legend” means the legend set forth in Section 2.06(f) which is required to be placed on all Global Notes issued under this Supplemental Indenture.

“Global Notes” means, individually and collectively, the Global Notes, in the form of Exhibit A, issued in accordance with Section 2.01 or 2.06.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

“Guarantor” means:  each of the Company’s Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of this Supplemental Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Supplemental Indenture.

“Holder” or “Noteholder” means a Person in whose name a Note is registered.

“Indebtedness” means with respect to any Person, without duplication:

(1)           all Obligations of such Person for borrowed money;

(2)           all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           all Capitalized Lease Obligations of such Person;

(4)           all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)           all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)           guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)           all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

(8)           all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9)           all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Supplemental Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indenture” means the Indenture dated as of February 5, 2001 between the Company and the Trustee as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $150.0 million principal amount of 6.5% Senior Notes due 2013 of the Company issued on the Issue Date

“Interest Payment Date” means June 15 and December 15 of each year commencing June 15, 2004.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), or corporate tenant lease to or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences or Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and any Subsidiary of the Company on commercially reasonable terms in accordance with the Company’s or its Subsidiaries’ normal trade practices, as the case may be.

“Issue Date” means December 12, 2003, the date of original issuance of the Initial Notes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Maturity” when used with respect to the Notes means the date on which the principal of the Notes becomes due and payable as therein provided or as provided in this Supplemental Indenture, whether at Stated Maturity or on a redemption date, and whether by declaration of acceleration, call for redemption, purchase or otherwise.

“Moody’s” means Moody’s Investor Service, Inc. or any successor rating agency.

“Non-Recourse Indebtedness” means any of the Company’s or any of its Subsidiaries’ Indebtedness that is:

(1)           specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes);

(2)           advanced to any of the Company’s Subsidiaries or group of its Subsidiaries formed for the sole purpose of acquiring or holding investment assets against which a loan is obtained that is made without recourse to, and with no cross-collateralization against, the Company or any of the Company’s Subsidiaries’ other assets (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

(3)           specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes).

“Notes” means, collectively, the Initial Notes and the Additional Notes, if any, and treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Supplemental Indenture.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the President, Chief Executive Officer, any Vice President, Chief Operating Officer, Treasurer, Secretary or the Chief Financial Officer of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers of such Person; provided, however, that every Officers’ Certificate with respect to compliance with a covenant or condition provided for in this Supplemental Indenture shall include (i) a statement that the Officers making or giving such Officers’ Certificate have read such condition and any definitions or other provisions contained in this Supplemental Indenture relating thereto and (ii) a statement as to whether, in the opinion of the signers, such conditions have been complied with.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 11.05.  The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Holder(s)” means SOFI-IV SMT Holdings, L.L.C. and Starwood Capital Group, L.L.C. and each of their respective Affiliates.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Initial Notes and under the Company’s $350.0 million aggregate principal amount of 6.0% Senior Notes due 2010 that were issued on December 12, 2003, the Company’s $350.0 million aggregate principal amount of 8 3/4% Senior Notes due 2008 that were issued on the Issue Date and the $185.0 million aggregate principal amount of 7.0% Senior Notes due 2008;

(2) Indebtedness incurred pursuant to the Existing Credit Agreements in an aggregate principal amount at any time outstanding not to exceed the maximum aggregate amount available under the Existing Credit Agreements in existence on the Issue Date and as in effect on the Issue Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

(3) other Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with this Supplemental Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) Indebtedness of a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company;

(7) Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that: (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under this Supplemental Indenture and the Notes; and (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9) Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(10) Refinancing Indebtedness; and

(11) additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Existing Credit Agreements).

For purposes of determining compliance with Section 4.07 hereof, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitation on Incurrence of Additional Indebtedness” covenant.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agencies” means S&P, Moody’s and Fitch.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with Section 4.07 hereof (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9) or (11) of the definition of Permitted Indebtedness), in each case that does not:

(1)           result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2)           create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (i) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company, and (ii) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“REIT” means Real Estate Investment Trust.

“Responsible Officer” means, when used with respect to the Trustee, any managing director, director, principal, vice president, assistant vice president, assistant treasurer, associate or any other officer within the corporate trust department of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also shall mean, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge and familiarity with the particular subject.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Company or any of its Subsidiaries.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill Inc., a New York corporation, or any successor rating agency.

“Stated Maturity” when used with respect to any Indebtedness or any installment of interest thereon means the dates specified in such Indebtedness as the fixed date on which the principal of or premiums on such Indebtedness or such installment of interest is due and payable.

“Subsidiary,” with respect to any Person, means:

(1)           any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)           any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Supplemental Indenture” means this Supplemental Indenture as amended or supplemented from time to time.

“Total Unencumbered Assets” as of any date means the sum of:

(1)           those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

(2)           all other assets (but excluding intangibles and accounts receivable) of the Company and its Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available on the third Business Day prior to our providing notice of redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the maturity date; provided, however, that if the period from such Redemption Date to the maturity date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to the maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Supplemental Indenture and thereafter means the successor serving hereunder.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Company or any of Subsidiaries plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.

“Unsecured Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries that is not Secured Indebtedness.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

Section 1.03.          Other Definitions.

Term	Defined in Section

“Authentication Order”	2.02
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“incur”	4.07
“Legal Defeasance”	8.02
“Paying Agent”	2.03
“Redemption Date”	3.07
“Registrar”	2.03
“Surviving Entity”	5.01

Section 1.04.          Incorporation by Reference of Trust Indenture Act.  Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

All terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.05.          Rules of Construction.  Unless the context otherwise requires:

(a)   a term has the meaning assigned to it;

(b)   an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)   “or” is not exclusive;

(d)   words in the singular include the plural, and in the plural include the singular;

(e)   provisions apply to successive events and transactions; and

(f)    references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Annex B

ARTICLE 4

COVENANTS

Section 4.01.          Payment of Notes.  The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.          Maintenance of Office or Agency.  The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Supplemental Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03.          Reports to Holders.  Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall furnish the Holders of Notes:

(1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Subsidiaries) and, with respect to the annual information only, a report thereon by the Company’s independent registered public accounting firm; and

(2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.  In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04.          Compliance Certificate.  (g)  The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled their obligations under this Supplemental Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Supplemental Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Supplemental Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(h)   The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05.          Taxes.  The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06.          Stay, Extension and Usury Laws.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Supplemental Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.          Limitation on Incurrence of Additional Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness.

Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1.5 to 1.0.

Section 4.08.          Corporate Existence.  Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.09.          Maintenance of Total Unencumbered Assets.  The Company and its Subsidiaries shall maintain Total Unencumbered Assets of not less than 120% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries, in each case on a consolidated basis.

Section 4.10.          Termination of Certain Covenants if Certain Ratings are Assigned..  The obligations under the covenants contained in Sections 4.07 and 4.09 hereof shall cease to apply to the Company in the event, and only for so long as, (1) the Notes are rated BBB or Baa2, or higher, by at least two of the following three rating agencies:  S&P, Moody’s and Fitch and (2) no Default or Event of Default has occurred and is continuing.

Section 4.11.          Maintenance of Properties; Books and Records; Compliance with Law.    (a)  The Company shall and shall cause each of its Subsidiaries to at all times cause all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided that nothing in this Section 4.11 shall prevent the Company or any of its Subsidiaries from discontinuing the operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is either (i) in the ordinary course of business, (ii) in the reasonable and good faith judgment of the Board of Directors or management of the Company or the Subsidiary concerned, as the case may be, desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, or (iii) otherwise permitted by this Supplemental Indenture.

(i)    The Company shall and shall cause each of its Subsidiaries to keep proper and true books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries, and reflect on its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP consistently applied to the Company and its Subsidiaries taken as a whole.

(j)    The Company shall and shall cause each of its Subsidiaries to comply in all material respects with all statutes, laws, ordinances, or government rules and regulations to which it is subject, non-compliance with which would materially adversely affect the business, earnings, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.